As filed with the Securities and Exchange Commission on May 29, 2014.

Registration No.333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

HomeStreet, Inc.

(Exact name of registrant as specified in its charter)

Washington	91-0186600
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

601 Union Street, Suite 2000

Seattle, Washington 98101

(206) 623-3050

(Address, including zip code, of registrant’s principal executive offices)

2014 EQUITY INCENTIVE PLAN

(Full title of the plan)

Godfrey B. Evans

General Counsel

HomeStreet, Inc.

601 Union Street, Suite 2000

Seattle, Washington 98101

(206) 623-3050

(Name, address, including zip code and telephone number, including area code, of agent for service)

Copies of all communications, including communications sent to agent for service, should be sent to:

Marcus J. Williams

Donna M. Cochener

Davis Wright Tremaine LLP

1201 Third Avenue

Suite 2200

Seattle, Washington 98101

Tel. (206) 622-3150

Fax (206) 628-7699

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act:

Large Accelerated Filer	☐	Accelerated Filer	☒

Non-accelerated Filer	☐	Smaller Reporting Company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(2)(3)(4)
Common Stock, no par value	900,000	$17.87	$11,621,629	$1,497

(1)	As described in the Explanatory Note to this Registration Statement, the number of shares of common stock, no par value (the “Common Stock”) registered hereby consists of (a) 650,343 shares being registered for the first time pursuant to the HomeStreet, Inc. 2014 Equity Incentive Plan (the “2014 Equity Incentive Plan”), (b) 100,752 shares (the “2010 Shares”) that were registered with respect to the HomeStreet, Inc. 2010 Equity Incentive Plan (the “2010 Plan”), and (c) 148,905 shares of Common Stock (the “2011 Shares” and, together with the 2010 Shares, the “Carryover Shares”) that were registered with respect to the HomeStreet, Inc. 2011 Director Equity Compensation Plan (the “2011 Plan”). All of the Carryover Shares were originally registered on Form S-8 filed with the Securities and Exchange Commission (the “SEC”) on June 15, 2012 (Registration No. 333-182171). Additionally, pursuant to Rule 416(c) under the Securities Act of 1933, as amended (the “Securities Act”) this registration statement also covers an indeterminate number of shares of common stock that may be issuable as a result of a stock split, stock dividend, or similar transactions under the 2014 Equity Incentive Plan.
(2)	Pursuant to Rule 457(h) and 457(c) of the Securities Act, the proposed maximum aggregate offering price per share, the proposed maximum offering price and the amount of registration fee are estimated for the purpose of calculating the amount of the registration fee and are based on the average of the high and low trading prices of the shares of common stock as reported on the Nasdaq Global Select Market on May 28, 2014.
(3)	Estimated solely for the purpose of calculating the registration fee required by Section 6(b) of the Securities Act and computed pursuant to Rules 457(h) and 457(c) of the Securities Act, based on a rate of $128.80 per $1,000,000 of the proposed maximum aggregate offering price
(4)	The registrant is paying fees solely with respect to the 650,343 shares of common stock newly registered hereby. The registration fee with respect to the Carryover Shares was paid upon filing of the 2012 S-8 relating to the 2010 Plan and 2011 Plan as described in footnote (1) above and no further registration fee is required.

EXPLANATORY NOTE

The shareholders of HomeStreet, Inc. (the “Company”) approved the Company’s 2014 Equity Incentive Plan (the “2014 Plan”) on May 29, 2014 (the “Effective Date”). As provided in the 2014 Plan, 900,000 shares of common stock, no par value per share (“Common Stock”) are available for issuance thereunder. That number of shares of Common Stock available for issuance under the 2014 Plan includes 110,752 shares of Common Stock that were authorized for issuance under the Company’s 2010 Equity Incentive Plan (the “2010 Plan”) but were not issuedo r made subject to awards thereunder, as well as 148,905 shares of Common Stock that were authorized for issuance under the Company’s 2011 Director Equity Compensation Plan but were not issued or made subject to awards thereunder. We refer to the shares that remained available for issuance under the 2010 Plan and the 2011 Plan as the “Carryover Shares”. The Company’s authority to grant new awards under the 2010 Plan and the 2011 Plan terminated effective on the approval by the shareholders of the 2014 Plan.

The purpose of this registration statement is to register the 650,343 shares being registered for the first time pursuant to the 2014 Plan and the Carryover Shares, which were previously registered on a Form S-8, filed with the Securities and Exchange Commission (the “Commission”) on June 15, 2012 (Registration Statement No. 333-182171).

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

HomeStreet, Inc. (the “Company”) will send or give the documents containing the information required by Part I of this registration statement on Form S-8 (the “Registration Statement”) to each participant in the Company’s 2014 Equity Incentive Plan (the “Plan”), as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). Such documents are not required to be filed with the Securities and Exchange Commission (the “SEC”) as part of this Registration Statement or as a prospectus or prospectus supplement pursuant to Rule 424 of the Securities Act. These documents, and the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II of this Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed by the Company with the SEC are hereby incorporated by reference into this Registration Statement:

1.	The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013 filed with the SEC on March 17, 2014;

2.	The Company’s Quarterly Report on Form 10-Q for the period ended March 31, 2014 filed with the SEC on May 8, 2014; and

3.	The Company’s registration statement on Form 8-A, filed with the SEC on February 10, 2012, as to the description of the Company’s shares of common stock.

All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) after the date hereof, and prior to the filing of a post-effective amendment which indicates that the securities offered hereby have been sold or which deregisters the securities offered hereby then remaining unsold, shall also be deemed to be incorporated by reference into this Registration Statement and to be a part hereof commencing on the respective dates on which such documents are filed. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein, or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Sections 23B.08.500 through 23B.08.600 of the Washington Business Corporation Act (“WBCA”) authorize a court to award, or a corporation’s board of directors to grant, indemnification to directors and officers on terms sufficiently broad to permit indemnification under certain circumstances for liabilities arising under the Securities Act. Article 9 of the Company’s Second Amended and Restated Bylaws and Article 7 of the Company’s Second Amended and Restated Articles of Incorporation provide for indemnification of the Company’s directors, officers, employees and agents to the maximum extent permitted by Washington law. The directors and officers of the Company also may be indemnified against liability they may incur for serving in such capacity pursuant to a liability insurance policy we maintain for such purpose.

Section 23B.08.320 of the WBCA authorizes a corporation to limit a director’s liability to the corporation or its shareholders for monetary damages for acts or omissions as a director, except in certain circumstances involving intentional misconduct, knowing violations of law or illegal corporate losses or distributions, or any transaction from which the director personally receives a benefit in money, property or services to which the director is not legally entitled. Article 3 of the Company’s Second Amended and Restated Articles of Incorporation contains a provision implementing, to the fullest extent permitted by Washington law, such limitations on a director’s liability to the Company and its shareholders.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

The following Exhibits are filed as a part of this Registration Statement:

Exhibit Number	Description

4.1	HomeStreet, Inc. 2014 Equity Incentive Plan

5.1	Opinion of Davis Wright Tremaine LLP

23.1	Consent of Davis Wright Tremaine LLP (contained in opinion filed as Exhibit 5.1)

23.2	Consent of KPMG LLP, Independent Registered Public Accounting Firm

23.3	Consent of Deloitte & Touche LLP, Independent Registered Public Accounting Firm

24.1	Power of Attorney (included on the signature page of this Registration Statement)

Item 9. Undertakings.

(a)	The Company hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof), which individually, or in aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement); and

(iii)	To include any additional or changed material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the end of the offering.

(b)	The Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Seattle, State of Washington, on May 29, 2014.

HOMESTREET, INC.

By:	/s/ Mark K. Mason
Name:	Mark K. Mason
Title:	President and Chief Executive Officer

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Mark K. Mason and Cory Stewart, or either of them acting alone or together, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and sign any registration statement (or amendment thereto) for the same offering covered by the Registration Statement that is to be effective upon filing pursuant to Rule 462 promulgated under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Form S-8 Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature:	Title:	Date:

/s/ David A. Ederer David A. Ederer	Chairman of the Board of Directors	May 29, 2014

/s/ Mark K. Mason Mark K. Mason	Director, President and Chief Executive Officer (Principal Executive Officer)	May 29, 2014

/s/ Cory D. Stewart Cory D. Stewart	Executive Vice President, Chief Accounting Officer (Principal Financial Officer and Principal Accounting Officer)	May 29, 2014

/s/ Scott M. Boggs Scott M. Boggs	Director	May 29, 2014

/s/ Victor H. Indiek Victor H. Indiek	Director	May 29, 2014

/s/ Thomas E. King Thomas E. King	Director	May 29, 2014

/s/ George Kirk George Kirk	Director	May 29, 2014

/s/ Michael J. Malone Michael J. Malone	Director	May 29, 2014

/s/ Douglas I. Smith Douglas I. Smith	Director	May 29, 2014

/s/ Bruce W. Williams Bruce W. Williams	Director	May 29, 2014

Index to Exhibits

Exhibit Number	Description

4.1	HomeStreet, Inc. 2014 Equity Incentive Plan

5.1	Opinion of Davis Wright Tremaine LLP

23.1	Consent of Davis Wright Tremaine LLP (contained in opinion filed as Exhibit 5.1)

23.2	Consent of KPMG LLP, Independent Registered Public Accounting Firm

23.3	Consent of Deloitte & Touche LLP, Independent Registered Public Accounting Firm

24.1	Power of Attorney (included on the signature page of the Registration Statement)